Exhibit 99.1

Contact:

Norma I. Salcido

FiberNet Telecom Group, Inc.

212.405.6210

norma.salcido@ftgx.com

Ben Billingsley

CooperKatz & Co. for FiberNet

212.455.8008

bbillingsley@cooperkatz.com

FIBERNET ENTERS INTO AN AMENDMENT TO ITS CREDIT AGREEMENT WITH BANK GROUP

New Pact Extends Debt Maturity and Reduces Indebtedness

NEW YORK – August 23, 2005 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex metro data services, announced today that it has entered into an agreement with Deutsche Bank AG New York Branch and its other lenders (the “Lenders”) to amend its bank agreement. Under the amendment, the Lenders have waived the requirement that the Company issue securities to raise net proceeds of at least $6.5 million, which would have been paid to the Lenders.

The Lenders have also agreed to significantly extend the amortization schedule. FiberNet now has until August 2006 to repay $3.0 million under the credit agreement, with the balance due in February 2007. FiberNet has been permitted to utilize $1.9 million of restricted cash to reduce its overall indebtedness. As a result, the Company’s outstanding debt has been reduced from $16.1 million to $14.2 million.

“We are gratified that our bank group has agreed to these substantial amendments to the credit agreement, which will eliminate the need for FiberNet to issue securities at this time,” said Jon A. DeLuca, FiberNet’s President and Chief Executive Officer. “We recently reported solid second quarter results, and, as our business continues to improve, our lenders, who are also large shareholders in the Company, believe that if we need to access the capital markets, we may be able to do so at a much more favorable time for the Company.”

Additionally, the amendment to the credit agreement changes the interest rate on the indebtedness to a fixed rate of 8.5%, which shall increase by 25 basis points on a quarterly basis beginning January 1, 2006 through maturity.

About FiberNet Telecom Group, Inc.:

FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband connectivity to other telecommunications service providers and enterprise customers for data, voice and video transmissions. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Various remarks that we may make about FiberNet’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in FiberNet’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

# # #